UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 18, 2012

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-1097 (Commission File No.)	31-0455440 (IRS Employer Identification Number)

600 Albany Street, Dayton, Ohio	45417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;

Transfer of Listing.

On May 14, 2012, The Standard Register Company (the "Company") was notified by the New York Stock Exchange, Inc. (the "NYSE") that the average per share closing price of its common stock was below the NYSE's continued listing standard relating to minimum average closing share price. Rule 802.01C of the NYSE's Listed Company Manual provides that the Company will be considered to be below compliance standards if the average closing price of the Company's common stock is less than $1.00 over a consecutive 30 trading-day period.

Under the applicable rules of the NYSE, the Company has 10 business days from receipt of the notice to inform the NYSE that it intends to cure the deficiency. The Company has notified the NYSE that it intends to cure the deficiency within the prescribed timeframe. The Company has six months from receipt of the notice to regain compliance with the NYSE's price condition and bring its share price and average share price back above $1.00 per share. The Company can regain compliance during the six-month cure period if on the last trading day of any calendar month during the six-month cure period the Company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period.

If the Company effectuates a reverse stock split vote at its next annual meeting of stockholders to cure the condition, the condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.

As required under NYSE rules, the Company issued a press release on May 18, 2012, announcing that it had received the notice of non-compliance and that the Company intends to cure the deficiency within the prescribed timeframe. A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press Release dated May 18, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT	THE STANDARD REGISTER COMPANY

Date: May 18, 2012	By: /s/Gerard D. Sowar
Gerard D. Sowar, Vice President, General Counsel and Secretary